UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM S‑8

REGISTRATION STATEMENT UNDER THE
Securities Act of 1933
______________________

CAPELLA EDUCATION COMPANY
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1717955 (I.R.S. Employer Identification No.)
Capella Tower 225 South Sixth Street, 9th Floor Minneapolis, Minnesota (Address of principal executive offices)	55402 (Zip Code)

CAPELLA EDUCATION COMPANY
2014 EQUITY INCENTIVE PLAN
(Full title of the plan)

Gregory W. Thom
Senior Vice President, General Counsel and Secretary
Capella Education Company
225 South Sixth Street, 9th Floor
Minneapolis, Minnesota 55402
(Name and address of agent for service)

(888) 227-3552
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☒     Non-accelerated filer ☐    Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee(4)
Common Stock, $.01 par value per share	1,310,888 shares	$57.535	$75,421,941.08	$9,714.35

(1)
As described in the Explanatory Note in this registration statement, the number of shares of common stock, $.01 par value per share (“Common Stock”), registered hereby consists of (a) 480,000 shares being registered for the first time pursuant to the Capella Education Company 2014 Equity Incentive Plan (the “2014 Plan”), plus (b) 830,888 shares (the “Carryover Shares”) that were previously registered with respect to the Capella Education Company 2005 Stock Incentive Plan (the “2005 Plan”) on Form S-8, filed with the Securities and Exchange Commission on November 15, 2006 (Registration Statement No. 333-138742) (the “2006 Registration Statement”). The Carryover Shares were available for future grants under the 2005 Plan as of May 6, 2014, the date of the adoption of the 2014 Plan. A post-effective amendment to the 2006

Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s Common Stock on July 22, 2014 as reported on the Nasdaq Global Market.

EXPLANATORY NOTE
The shareholders of Capella Education Company (the “Company”) approved the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) on May 6, 2014 (the “Effective Date”). Pursuant to the 2014 Plan, 1,310,888 shares of common stock, $.01 par value per share (“Common Stock”), are available for issuance thereunder. In addition, the number of shares of Common Stock available for issuance under the 2014 Plan will be increased by the number of shares subject to awards made under the 2014 Plan or that were outstanding under the 2005 Plan that are canceled, expire, are forfeited or are settled in cash subject to such awards. The Company’s authority to grant new awards under the 2005 Plan terminated upon shareholder approval of the 2014 Plan on May 6, 2014.
The purpose of this registration statement is to register the 480,000 shares being registered for the first time pursuant to the 2014 Plan and the 830,888 shares (the “Carryover Shares”) that remained available for grants under the 2005 Plan as of the Effective Date and were previously registered on a Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2006 (Registration Statement No. 333-138742) (the “2006 Registration Statement”). The 2006 Registration Statement registered 3,013,000 shares of Common Stock for issuance under the 2005 Plan. A post-effective amendment to the 2006 Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.
Additional shares of Common Stock registered under the 2005 Plan may become available for future grants under the 2014 Plan if awards made under the 2005 Plan that were outstanding on the Effective Date are canceled, expire, are forfeited or are settled in cash. Such shares may be registered for issuance under the 2014 Plan pursuant to subsequent registration statements.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents of the Company, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)
The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013, which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2014 Annual Meeting of Shareholders;

(2)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

(3)
The descriptions of the Company’s Common Stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post‑effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 302A.521, subd. 2, of the Minnesota Statutes requires that the Company indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Company’s board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

The Company’s bylaws provide that the Company shall indemnify each of the Company’s directors and officers, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by the Minnesota Statutes, as detailed above. The Company also maintains a director and officer liability insurance policy.

Item 7.    Exemption from Registration Claimed.
Not Applicable.

Item 8.    Exhibits.
Exhibit

3.1
Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 11, 2006) (File No. 1-33140)).

3.2	Second Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2008 (File No. 1-33140)).
5    Opinion of Faegre Baker Daniels LLP.

10
Capella Education Company 2014 Equity Incentive Plan (incorporated herein by reference to Exhibit A to the Company’s definitive proxy statement for its 2014 annual meeting of shareholders filed with the SEC on March 24, 2014 (File No. 1-33140)).

23.1    Consent of Faegre Baker Daniels LLP (contained in Exhibit 5 to this Registration Statement).
23.2    Consent of Ernst & Young LLP.
24    Powers of Attorney.
Item 9.    Undertakings.
A.    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on July 29, 2014.
CAPELLA EDUCATION COMPANY

By	/s/ J. Kevin Gilligan
J. Kevin Gilligan
Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2014:

Signature	Title
/s/ J. Kevin Gilligan	Chairman and Chief Executive Officer and Director (Principal Executive Officer and Director)
J. Kevin Gilligan

/s/ Steven L. Polacek	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Steven L. Polacek

/s/ Michael A. Linton*	/s/ David W. Smith*
Michael A. Linton Director	David W. Smith Director

/s/ Michael L. Lomax*	/s/ Jeffrey W. Taylor*
Michael L. Lomax Director	Jeffrey W. Taylor Director

/s/ Jody G. Miller*	/s/ Darrell R. Tukua*
Jody G. Miller Director	Darrell R. Tukua Director

/s/ Stephen G. Shank*
Stephen G. Shank Director

* Gregory W. Thom, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement) on July 29, 2014.

/s/ Gregory W. Thom
Gregory W. Thom Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description	Method of Filing
3.1	Amended and Restated Articles of Incorporation	Incorporated by Reference
3.2	Second Amended and Restated By-Laws of the Company	Incorporated by Reference
5	Opinion of Faegre Baker Daniels LLP	Filed Electronically
10	Capella Education Company 2014 Equity Incentive Plan	Incorporated by Reference
23.1	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5
23.2	Consent of Ernst & Young LLP	Filed Electronically
24	Powers of Attorney	Filed Electronically